                                                                    EXHIBIT 99.1

                          WASHINGTON GAS LIGHT COMPANY

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                       TWELVE MONTHS ENDED JUNE 30, 1995
                                  (Unaudited)

                             (Dollars in Thousands)

FIXED CHARGES AND PRE-TAX PREFERRED STOCK DIVIDENDS:

   Interest Expense...........................................................................        $      31,109
   Amortization of Debt Premium, Discount and Expense.........................................                  354
   Interest Component of Rentals..............................................................                   40
                                                                                                      -------------
        Total Fixed Charges...................................................................               31,503
   Pre-tax Preferred Dividends................................................................                2,094
                                                                                                      -------------

        Total.................................................................................        $      33,597
                                                                                                      =============



   Preferred Dividends........................................................................        $       1,334
   Effective Income Tax Rate..................................................................                .3629
   Complement of Effective Income Tax Rate (1 - Tax Rate).....................................                .6371

   Pre-Tax Preferred Dividends................................................................        $       2,094
                                                                                                      =============

EARNINGS:

   Net Income.................................................................................        $      61,101
   Add:
        Income Taxes Applicable to Operating Income...........................................               34,435
        Income Taxes Applicable to Other Income (Loss) - Net..................................                  374
        Total Fixed Charges...................................................................               31,503
                                                                                                      -------------

   Total Earnings.............................................................................        $     127,413
                                                                                                      =============

   Ratio of Earnings to Fixed Charges and
        Preferred Stock Dividends.............................................................                  3.8
                                                                                                      =============





                                       16